Exhibit 21.1

SD Company Inc.

Subsidiaries of the Registrant

Subsidiary	Jurisdiction
1.Superior Drilling Products LLC	Utah
2. Superior Design & Fabrication LLC	Utah
3. Extreme Technologies LLC	Utah
4. Meier Leasing LLC	Utah
5. Meier Property Series LLC	Utah